Exhibit 23.1

GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

REGISTERED AUDITOR'S CONSENT

Gillespie & Associates, PLLC, of 10544 Alton Ave NE Seattle, WA. 98125, do hereby consent to the use of our report dated July 2, 2015 on the financial statements of Illumitry Corp. as of December 31, 2014 to be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 4th day of September, 2015.

/s/ GILLESPIE & ASSOCIATES, PLLC

GILLESPIE & ASSOCIATES, PLLC
Certified Public Accountants